Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-52761 on Form S-8, Registration Statement No. 333-127361 on Form S-8, Registration Statement No. 333-155522 on Form S-3, Registration Statement No. 333-159417 on Form S-8, Registration Statement No. 333-170569 on Form S-3, Registration Statement No. 333-172022 on Form S-3, and Registration Statement No. 333-172023 on Form S-3 of our reports dated February 28, 2011 (May 12, 2011 as it relates to Buckeye’s change in reportable segments described in Notes 1 and 23), relating to the consolidated financial statements of Buckeye Partners, L.P. and subsidiaries, and the effectiveness of Buckeye Partners, L.P. and subsidiaries’ internal control over financial reporting, appearing in this Current Report on Form 8-K of Buckeye Partners, L.P. dated May 12, 2011.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
May 12, 2011